Exhibit 15
August 5, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Ford Motor Credit Company LLC Registration Statement Nos. 333-156360 and 333-159107 on Form S-3 and No. 333-137066 on Form S-4
Commissioners:
We are aware that our report dated August 5, 2009 on our review of interim financial information of Ford Motor Credit Company LLC (the “Company”) for each of the three and six month periods ended June 30, 2009 and 2008 and included in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2009 is incorporated by reference in the aforementioned Registration Statements.
Very truly yours,
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan